EXHIBIT 99.1

PRESS RELEASE

Contact:
Ezenia! Inc.
Investor Relations
investorrelations@ezenia.com

EZENIA! INC. Announces 2005 Third Quarter Financial Results

Nashua, N.H., November 9, 2005 — Ezenia! Inc. (OTCBB:EZEN.OB), a leading market provider of secure real-time collaboration solutions for government networks and eGovernment, today reported its financial  results for its third quarter and nine month period ended September 30, 2005.

The Company generated revenues of approximately $3.3 million for the third quarter of 2005, a 31.3% increase from approximately $2.5 million for the third quarter of 2004. For the nine months ended September 30, 2005, revenue was approximately $9.7 million, an increase of 27.4% when compared to the nine months ended September 30, 2004.  Gross margin grew to 67.0% in the third quarter of 2005 compared to 64.9% in the same period in 2004 and grew to 65.8% from 63.1% for the nine-month periods ended September 30, 2005 and 2004, respectively.

Income from operations for the quarter ended September 30, 2005 was approximately $986 thousand as compared to approximately $422 thousand for the same period in 2004, an increase of approximately 134% from year to year.  For the nine-month period ended September 30, 2005, income from operations was approximately $2.5 million, compared to approximately $1.2 million for the same period in 2004, an approximate 109% increase.

Net income for the quarter and nine-month periods ended September 30, 2005 was approximately $1.0 million, $0.07 per share, and approximately $2.7 million, $0.18 per share, respectively.  Net income for similar periods ended September 30, 2004 was approximately $427 thousand, $0.03 per share, and $1.9 million, $0.14 per share.  Net income for the nine-month period ended September 30, 2004 benefited from a one-time refund of income tax previously withheld by the Israeli Tax Commission of $819 thousand minus a settlement fee of $179 thousand.

“The quarter ended September 30, 2005 marked our eighth consecutive profitable quarter”, noted Khoa Nguyen, Ezenia Chairman and Chief Executive Officer.  “Income from operations rose approximately 134% and 109%, respectively, for the quarter and nine-month periods, year to year.  Income from operations grew to 30.0% and 26.2% of revenue, respectively, for the quarter and nine-month periods of 2005, compared to 16.8% and 15.9% in the same periods of the prior year.  Furthermore, product revenue related to InfoWorkSpace licenses rose to approximately $3.1 million, an increase of approximately 9.4% over the second quarter of 2005, while gross margin rose to slightly above 67% from 65.5% achieved in the previous quarter. We ended the quarter with an increase of an additional $1.3 million to our backlog.”

“For the quarter, total operating expenses remained steady at approximately $1.2 million but declined, as a percentage of revenue, to 36.9% from 48.0% for the same period a year ago and from 38.4% for the second quarter of 2005,” further commented Mr. Nguyen.  “For the nine months ended September 30, 2005, operating expenses declined to 39.6% from 47.1% for the comparable period in 2004.  We expect operating expenses to remain solidly under control even though we are making the necessary investments in the management team as well as in the engineering, marketing and sales organizations to support growth and expansion opportunities in 2006.”

“We ended the quarter with a total cash and net collectible accounts receivable balance of approximately $11.3 million, up 99.8% from approximately $5.7 million for the same period ending September 30, 2004 and up 20.5% from approximately $9.4 million for the period ending June 30, 2005,” remarked Mr. Nguyen.  “Due to sustained profitability, continued revenue growth, steady margin improvements, and focused expense control, we remain on track to meet or exceed our total earnings per share achieved in 2004.  With bookings results over nine months in 2005 approximately equal to the bookings for the entire year of 2004, we remain energized on the momentum for the remainder of 2005 and are cautiously optimistic with regard to the growth opportunities in 2006.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to government networks and eGovernment. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the company’s Web site, http://www.ezenia.com.

Note to Investors

Statements included herein that are not historical facts may be considered forward-looking statements. These include statements relating to:  acceptance of the InfoWorkSpace product line; the continued strength in our margin and profit for 2005; our earnings per share for 2005; and optimism with regard to growth opportunities in 2006.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, such as the evolution of Ezenia!’s market, its dependence on major customers, rapid technological change and competition within the collaborative software market, its reliance on third party technology, protection of its propriety technology, its history of liquidity concerns and operating losses, and other considerations that are discussed further in this report. Copies of the Company’s 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004, or other publicly available financial information, may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark of Ezenia! Inc. and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products are available at http:// www.ezenia.com.

EZENIA! INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share related data)

(Unaudited)

	September 30,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$8,700	$5,520
Accounts receivable, less allowances of $326 at September 30, 2005 and $371 at December 31, 2004	2,635	3,465
Prepaid software licenses	1,630	2,630
Prepaid expenses and other current assets	414	306
Total current assets	13,379	11,921

Equipment and improvements, net of accumulated depreciation	248	85

Total assets	$13,627	$12,006

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$771	$734
Accrued expenses	277	571
Employee compensation and benefits	142	200
Accrued license costs	116	—
Deferred revenue	5,532	6,663
Total current liabilities	6,838	8,168

Stockholders’ equity
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 15,224,979 issued and 14,564,542 outstanding at September 30, 2005; 14,846,598 issued and 14,186,161 outstanding at December 31, 2004	152	148
Capital in excess of par value	63,914	63,643
Accumulated deficit	(54,416)	(57,092)

Treasury stock at cost, 660,437 shares at September 30, 2005 and December 31, 2004	(2,861)	(2,861)
	6,789	3,838
Total liabilities and stockholders’ equity	$13,627	$12,006

EZENIA! INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share related data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues

Product and service revenue	$3,281	$2,498	$9,696	$7,609

Cost of revenues
Cost of product and service revenue	1,082	876	3,308	2,803

Gross profit	2,199	1,622	6,388	4,806

Operating expenses
Research and development	307	263	821	847
Sales and marketing	434	366	1,178	993
General and administrative	367	450	1,302	1,302
Occupancy and other facilities related expenses	94	121	523	448
Depreciation	11	—	24	1
Total operating expenses	1,213	1,200	3,848	3,591

Income from operations	986	422	2,540	1,215

Interest income, net	56	5	126	80
Other income	—	—	10	4
Settlement fees	—	—	—	(179)
	56	5	136	(95)

Income before income taxes	1,042	427	2,676	1,120
Income tax benefit	—	—	—	819

Net income	$1,042	$427	$2,676	$1,939

Basic and diluted net earnings per share:
Basic	$0.07	$0.03	$0.18	$0.14
Diluted	$0.07	$0.03	$0.18	$0.13